Exhibit 10.62

FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT

THIS FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT (the “First Amendment”) is being entered into effective as of June 29, 2010, by and between JACKSON-SHAW / VISTA POINT LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”), and CAREVIEW COMMUNICATIONS, INC., a Texas corporation (“Tenant”).

WHEREAS, effective as of September 8, 2009, Landlord and Tenant entered into a certain Commercial Lease Agreement (the “Original Lease”) regarding certain premises consisting of approximately 10,578 rentable square feet of space located within that certain building known as “Building B”, located at 405 Highway 121, Lewisville, Texas (the “Existing Space”); and

WHEREAS, Landlord and Tenant desire to enter into this First Amendment for the purpose of modifying the Lease in certain respects as contained herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant hereby agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned thereto as in the Lease.

2. Leased Premises. Commencing on the “Expansion Date” (as hereinafter defined), the term “Leased Premises”, as defined in Section 1 of the Lease, is hereby amended to include the additional premises as described on Exhibit A attached hereto and containing approximately 6,032 rentable square feet of space (the “Expansion Space”). From and after the Expansion Date, the Leased Premises will contain approximately 16,610 rentable square feet of space. The term “Expansion Date” shall be the earlier of (i) July 1, 2010 or (ii) the day Landlord grants Tenant access to the Expansion Space for any purpose (which shall be deemed to have occurred at such time as Landlord provides Tenant a key to the Expansion Space).

3. Tenant’s Proportionate Share of Project. Commencing on the Expansion Date, “Tenant’s Proportionate Share of Project”, as defined in Section 1 of the Lease, shall be 11.55%.

4. Tenant’s Proportionate Share of Building. Commencing on the Expansion Date, “Tenant’s Proportionate Share of Building”, as defined in Section 1 of the Lease, shall be 57.39%.

5. Term. The “Term”, as defined in Section 1 of the Lease, is hereby amended to be 68 months.

6. Termination Date. The “Termination Date”, as defined in Section 1 of the Lease, is hereby amended to be June 30, 2015.

7. Base Rent. The “Base Rent”, as defined in Section 1 of the Lease, is hereby amended to be as follows:

Months	Annual Rate Per Sq. Ft.	Monthly Base Rent
10-01-2009 – 03-31-2010	$4.75	$4,187.13
04-01-2010 – Expansion Date	$9.50	$8,374.25
Expansion Date* – 10-31-2011	$9.77	$13,526.58
11-01-2011 – 04-30-2013	$9.86	$13,652.25
05-01-2013 – 06-30-2015	$10.27	$14,218.67

*	the increase in the Base Rent will be effective as of and including the Expansion Date.

8. Security Deposit. The Security Deposit, as defined in Section 1 of the Lease, is hereby increased by $75,000.00 (the “Additional Security Deposit”), bringing the total Security Deposit to $83,374.25. Contemporaneously with the execution of this First Amendment, Tenant shall pay the Additional Security Deposit to Landlord. So long as Tenant has not committed an Event of Default and no portion of the Security Deposit has been applied to Tenant’s obligations under the Lease, at any time from and after July 1, 2014, Tenant may provide Landlord written request for Landlord to return one-half (1/2) of the Additional Security Deposit. Within thirty (30) days following such request, and provided Tenant has not then committed an Event of Default, Landlord shall return to Tenant one-half (1/2) of the Additional Security Deposit. Further, so long as Tenant has not committed an Event of Default and no portion of the Security Deposit has been applied to Tenant’s obligations under the Lease, at any time from and after November 1, 2014, Tenant may provide Landlord written request for Landlord to return (i) all of the Security Deposit (including the Additional Security Deposit) with the exception of $14,218.67 or (ii) the entirety of the Security Deposit (including the Additional Security Deposit) conditioned upon Tenant having not exercised its renewal option as set forth in Exhibit “C” to the Lease and expressly waiving in writing (in a manner reasonably satisfactory to Landlord) any such renewal rights. Within thirty (30) days following such request, and provided Tenant has not then committed an Event of Default, Landlord shall return to Tenant the Security Deposit requested to be returned.

9. Leasehold Improvements. Landlord is leasing the Leased Premises (including the Expansion Space) to Tenant “as is” “where is”, without representation or warranty, without any obligation to alter, remodel, improve, repair or decorate any part of the Leased Premises. Exhibit “B” attached to the Lease is hereby deleted, and Exhibit B attached hereto is substituted in lieu thereof.

10. Right of Refusal. Section 32 of the Lease, entitled “Right of Refusal”, is hereby deleted in its entirety.

11. Commissions. Tenant warrants to Landlord that Tenant has not dealt with any broker or agent in connection with the negotiation or execution of this First Amendment. Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from any claims, losses, damages (including attorneys’ fees) resulting from a breach of the above representation.

12. Full Force and Effect. Except as expressly modified hereby, the remaining terms and conditions of the Lease shall remain valid and effective as presently written. The terms and provisions of this First Amendment shall control to the extent of any inconsistencies between this First Amendment and the Lease.

13. Miscellaneous.

(a) Headings. The headings, captions, and arrangements used herein are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms hereof nor affect the meaning thereof.

(b) Governing Law. This First Amendment is being executed and delivered, and is intended to be performed, in the State of Texas, and the laws of such state and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement, and interpretation hereof.

(c) Invalid Provisions. If any provision hereof is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof such provision shall be fully severable; this First Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, the parties hereto agree to add as a part hereof a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable and which preserves the same economic benefits to the parties hereto.

(d) Multiple Counterparts. This First Amendment may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this First Amendment, it shall not be necessary to produce or account for more than one such counterpart.

(e) Enforceability. This document is enforceable in accordance with its terms immediately upon execution hereof by both parties, notwithstanding that most obligations, rights and duties are performable from and after the Effective Date.

[signatures on following page]

This First Amendment has been executed effective as of the day and year first above written.

LANDLORD:

JACKSON-SHAW / VISTA POINT LIMITED PARTNERSHIP, a Texas limited partnership

By:	Jackson-Shaw Texas, Inc., General Partner

By:	/s/ Stephen M. Golding
Name:	Steven M. Golding
Title:	Vice President

TENANT:

CAREVIEW COMMUNICATIONS, INC., a Texas corporation

By:	/s/ John R. Bailey
Name:	John R. Bailey
Title:	Chief Financial Officer

EXHIBIT A

EXPANSION SPACE

EXHIBIT B

TENANT IMPROVEMENT AGREEMENT

1. Tenant will be responsible for all improvements to be made to the Leased Premises, including painting and carpeting (the “Tenant Improvements”). Prior to undertaking any of the Tenant Improvements, Tenant shall receive Landlord’s approval of the plans specifications of the Tenant Improvements (including the defined scope of work and quality and color of materials), which plans and specifications, following Landlord’s approval thereof, are herein called the “Plans”. Subject to the provisions of this Exhibit “B”, Landlord will provide to Tenant a construction allowance (the “Tenant Improvement Allowance”) not to exceed $175,000.00 to be used toward the payment of the “Total Construction Costs” (as hereinafter defined) relating to the Tenant Improvements. The entire cost of constructing the Tenant Improvements (including, without limitation, design of the Tenant Improvements and preparation of the Plans, any building permit fees or other governmental fees or charges, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, the construction supervision fee referenced in Section 5 below, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Tenant Improvement Allowance shall be paid by Tenant. Upon payment of the Total Construction Costs, any remaining balance of the Tenant Improvement Allowance shall be deemed forfeited, to be retained by Landlord, with no further obligation by Landlord with respect thereto.

2. The Tenant Improvements shall be performed only by contractors and subcontractors approved in writing by Landlord, such approval to be based on reasonable factors, including but not limited to: references, financial stability, and ability to build space in keeping with the aesthetic and quality of the Project. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Tenant Improvements is commenced. The Tenant Improvements shall be performed in a good and workmanlike manner in accordance with the Plans approved by Landlord. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Tenant Improvements.

3. Tenant shall provide Landlord no more frequently than once per calendar month an invoice prepared by Tenant’s contractor on an AIA payment request form [G702] or such other form as Landlord may approve (“Invoice”) setting forth the Total Construction Costs payable since the last such Invoice, which Invoice shall be accompanied by (a) copies of all invoices from subcontractors setting forth all amounts comprising the Total Construction Costs for which payment is being requested in the Invoice, (b) receipts from such subcontractors acknowledging payment of the Total Construction Costs set forth in prior Invoices, and (c) original lien releases and waivers, in Landlord’s and Tenant’s favor, from Tenant’s contractor and all subcontractor’s and materialmen (such releases and waivers shall be conditional with respect to the Total Construction Costs set forth in the Invoice which they are accompanying and unconditional with respect to the Total Construction Costs set forth on prior Invoices). Landlord shall pay ninety percent (90%) of the requested Total Construction Costs to Tenant’s contractor within thirty (30) days after receipt of the Invoice and shall retain ten percent (10%) of the requested amount as retainage. Landlord shall hold all retainage until completion of the Tenant Improvements, and shall disburse all retainage thirty (30) days after completion of the Tenant Improvements. The Tenant Improvements shall be deemed not to have been completed until Landlord is furnished such certificates and other evidence reasonably satisfactory to Landlord that the Tenant Improvements have been completed in a good and workmanlike manner in accordance with the Plans and all applicable laws. The Tenant Improvement Allowance must be used (that is, the Tenant Improvements must be fully complete and the Tenant Improvement Allowance disbursed) by no later than December 31, 2011, or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

4. After the Plans have been approved, Tenant shall cause the Tenant Improvements to be completed in accordance with the Plans. Tenant shall engage only such contractor and subcontractors as Landlord has approved. All changes in the Tenant Improvements from the Plans, whether or not such change gives rise to a “Lease Change Cost” (as hereinafter defined), must be evidenced by a written “Lease Change Order” (so called herein) executed by both Landlord and Tenant. In that regard, with respect to any Lease Change Order requested by Tenant, Tenant shall submit to Landlord such information as Landlord may reasonably request. After receipt of the requested Lease Change Order, together with such information as Landlord may request with respect thereto, Landlord shall return to Tenant either the executed Lease Change Order, which will evidence Landlord’s approval thereof, or Landlord’s suggested modifications thereto. If any Lease Change Order is not ultimately effected, Tenant will reimburse Landlord for all out-of-pocket expenses incurred, including but not limited to, architectural and engineering fees. For the purposes hereof, the term “Lease Change Cost” shall mean all costs and expenses incurred by Landlord attributable to any Lease Change Order requested by Tenant.

5. Landlord or its affiliate shall supervise the Tenant Improvements, in consideration for which Tenant shall pay to Landlord a construction supervision fee equal to two-and-one-half percent (2.5%) of the Total Construction Costs (including any Lease Change Costs), which amount Landlord may retain from the Tenant Improvement Allowance from each advance thereof.